Exhibit 99.1

Gordon Brothers Group and BlackRock Kelso Capital Corporation
Launch Gordon Brothers Finance Company

NEW YORK -- October 31, 2014 – BlackRock Kelso Capital Corporation (NASDAQ:BKCC) (“BlackRock  Kelso”) today announced that it has completed a transaction with Gordon Brothers Group to launch Gordon Brothers Finance Company (“GBFC”). GBFC will be a majority-owned portfolio company of BlackRock Kelso, with Gordon Brothers Group owning a minority interest.  As part of the transaction, GBFC acquired from GB Credit Partners, LLC its asset-based lending business as well as a portfolio of approximately $269.0 million of loans.  GB Credit Partners, LLC is an affiliate of Gordon Brothers Group.

As a portfolio company of BlackRock Kelso, GBFC will continue its focus on asset-based lending.  In addition, GBFC and Gordon Brothers Group have entered into a long-term, exclusive arrangement to continue to provide GBFC with access to the deep industry knowledge and valuation expertise of the entire Gordon Brothers Group platform.

BlackRock Kelso invested approximately $94.6 million in the transaction, which consisted of $71.0 million of newly-issued floating rate senior notes yielding 12.0%, $13.0 million of newly-issued 13.5% coupon preferred stock, and $10.6 million of common equity.  Additional consideration was provided through the issuance of senior secured debt provided by Deutsche Bank Securities Inc. and Credit Suisse AG, Cayman Islands Branch.  Gordon Brothers Group also invested $35.0 million as part of the transaction.  At closing, the loan portfolio was comprised of twenty three loans to twenty different borrowers.

The existing management and investment teams of GB Credit Partners, led by Patrick J. Dalton, President & Chief Executive Officer, have joined Gordon Brothers Finance Company. With the benefit of their expertise and a focus on asset-based investments, GBFC expects to originate attractive financing opportunities irrespective of economic or debt capital market conditions.  BlackRock Kelso expects that its investment in GBFC will be accretive to net investment income.

BlackRock Kelso funded its investment in GBFC using available liquidity, including borrowings under BlackRock Kelso’s existing credit facilities.  The investments by BlackRock Kelso and Gordon Brothers Group provide the newly-formed company with significant growth capital. BlackRock Kelso expects its investment in GBFC to generate a cash yield consistent with other assets in its portfolio.

“The creation of Gordon Brothers Finance Company puts us in an excellent capital position to grow our lending platform.  We are now able to offer our middle market clients an even broader set of unique lending solutions utilizing our established network for originating loans and our proprietary valuation capabilities,” said Patrick Dalton, President & Chief Executive Officer of GBFC.

“We are excited to be extending the capabilities of our company with a portfolio investment dedicated to asset-based lending. The GBFC team has developed a highly regarded track record of originating complex asset-based loans and built its lending business by leveraging Gordon Brothers Group’s unique proprietary research capabilities, experience, and global relationships,” noted Mike Lazar, Chief Operating Officer of BlackRock Kelso.

“Working with BlackRock Kelso has created an exceptional lending platform with an expanded capital base.  We look forward to working closely with the GBFC management team and

BlackRock Kelso to grow the business by providing access to our relationships and valuation expertise,” stated Kenneth Frieze, Chief Executive Officer of Gordon Brothers Group.

Goodwin Procter LLP acted as legal counsel to BlackRock Kelso and financial advice was provided by Credit Suisse Securities (USA) LLC in connection with the transaction. Gordon Brothers Group was advised by Ropes & Gray LLP and Bank of America Merrill Lynch.

About BlackRock Kelso Capital Corporation

Since its formation in 2005, BlackRock Kelso Capital Corporation has provided middle market companies with flexible financing solutions, including senior and junior secured, unsecured and subordinated debt securities and loans, as well as common and preferred equity securities.  BlackRock Kelso’s strategy is to provide capital to meet its client’s current and future needs across this spectrum, creating long-term partnerships with growing middle-market companies.  For more information please visit www.blackrockkelso.com.

About Gordon Brothers Finance Company

Gordon Brothers Finance Company is a commercial finance company focused on middle market lending.  The Company originates asset-based loans across a wide spectrum of industries.  Gordon Brothers Finance Company enjoys an ongoing relationship with Gordon Brothers Group, which enhances its ability to provide capital solutions to clients in multiple industries and geographies.  Gordon Brothers Finance Company is based in Boston, MA.  For more information, please visit www.gbfinco.com.

About Gordon Brothers Group

Founded in 1903, Gordon Brothers Group is a global advisory, restructuring and investment firm specializing in the retail, consumer products, industrial and real estate sectors.  Gordon Brothers Group maximizes value for both healthy and distressed companies by purchasing or selling all categories of assets, mitigating leases, appraising assets, and operating businesses for extended periods.  Gordon Brothers Group conducts over $50 billion worth of transactions and appraisals annually.  For more information please visit www.gordonbrothers.com.